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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to all references to our firm included in or made a part of this Registration Statement and the incorporation by reference in this Registration Statement of Rental Service Corporation for the registration of 552,000 shares of its common stock of our report dated May 6, 1997 with respect to the combined financial statements of Industrial Air Tool as of March 31, 1996 and 1997 and for the years then ended, included in the Registration Statement (Form S-1 No. 333-26753) and related Prospectus of Rental Service Corporation for the registration of 5,520,000 shares of its common stock.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
May 29, 1997